Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2010 FOURTH QUARTER AND FULL YEAR EARNINGS

ST. LOUIS, MISSOURI (February 8, 2011) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter and year ended December 31, 2010.  The discussions below, with the exception of cash flow information, are in the context of continuing operations and all financial ratios exclude premium taxes.

2010 Highlights
	Q4	Full Year
Premium and Service Revenues (in millions)	$1,129.5	$4,283.8
Consolidated HBR	83.3%	83.8%
General & Administrative expense ratio	13.0%	12.8%
Diluted EPS	$0.50	$1.80
Cash flow from operations (in millions)	$194.6	$168.9

Fourth Quarter Highlights

•	Quarter-end managed care at-risk membership of 1,533,500, an increase of 75,300 members, or 5.2% year over year.

•	Premium and Service Revenues of $1,129.5 million, representing 7.5% year over year growth.

•	Health Benefits Ratio of 83.3%, compared to 83.9% in the prior year.

•	General and Administrative expense ratio of 13.0%, compared to 12.7% in the prior year.

•	Cash flow from operations of $194.6 million.

•	Days in claims payable of 45.6.

•	Diluted earnings per share from continuing operations of $0.50 (which includes the dilution from the stock offering in early 2010), compared to $0.53 in the prior year.

•	Debt to capitalization of 29.3%, or 23.9% excluding the $80.0 million non-recourse mortgage note.

Other Events

•
During the fourth quarter of 2010, we completed the conversion of approximately 22,500 Florida members from Access Health Solutions LLC to our subsidiary, Sunshine State Health Plan, on an at-risk basis.  Additionally, in December 2010, we completed the acquisition of Citrus Health Care, Inc., a Florida Medicaid and long-term care health plan.  We served 194,900 at-risk members in Florida as of December 31, 2010.

•
In December 2010, we refinanced the construction loan related to our corporate headquarters development with an $80 million non-recourse mortgage loan. In January 2011, we refinanced our $300 million Revolving Credit Facility with a new $350 million unsecured Revolving Credit Facility.

•	In December 2010, Cenpatico Behavioral Health of Arizona began operating under an expanded contract to manage behavioral healthcare services in an additional four counties.

•
In December 2010, one of our highly regarded health programs, Start Smart for Your Baby, was the recipient of the URAC/GKEN International Health Promotion Award for Community Health.   Start Smart for Your Baby also received a gold award at the 2010 Web Health Awards for its audio book and a merit award for its podcasts.

•
In January 2011, Magnolia Health Plan began operating under a new contract in Mississippi to provide managed care services to Medicaid recipients through the Mississippi Coordinated Access Network (MississippiCAN) Program.

•	In January 2011, we entered into an agreement with Pima Health Systems in Arizona to administer their long-term care program on an ASO basis.

•	In February 2011, Superior HealthPlan began operating under an additional STAR+PLUS ABD contract in Texas in the Dallas service area.

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 2

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, stated, “Our team's coordinated and consistent efforts produced solid financial and operational performance in 2010, setting the stage for continued success in 2011.”

The following table depicts membership in Centene’s managed care organizations, by state, at December 31, 2010 and 2009:

	December 31,
	2010	2009
Arizona	22,400	20,700
Florida	194,900	102,600
Georgia	305,800	309,700
Indiana	215,800	208,100
Massachusetts	36,200	27,800
Ohio	160,100	150,800
South Carolina	90,300	48,600
Texas	433,100	455,100
Wisconsin	74,900	134,800
Total at-risk membership	1,533,500	1,458,200
Non-risk membership	4,200	63,700
Total	1,537,700	1,521,900

The following table depicts membership in Centene’s managed care organizations, by member category, at December 31, 2010 and 2009:

	December 31,
	2010	2009
Medicaid	1,177,100	1,081,400
CHIP & Foster Care	210,500	263,600
ABD & Medicare	104,600	82,800
Hybrid Programs	36,200	27,800
Long-term Care	5,100	2,600
Total at-risk membership	1,533,500	1,458,200
Non-risk membership	4,200	63,700
Total	1,537,700	1,521,900

Statement of Operations: Three Months Ended December 31, 2010

•
For the fourth quarter of 2010, Premium and Service Revenues increased 7.5% to $1,129.5 million from $1,050.8 million in the fourth quarter of 2009.  The increase was primarily driven by membership growth resulting from acquisitions in Florida and South Carolina, conversion of membership in Florida from Access to at-risk under Sunshine State Health Plan, as well as premium rate increases in 2010.  This increase was moderated by the removal of pharmacy service in two states in 2010.  These pharmacy carve outs had the effect of reducing 2010 fourth quarter revenue by approximately $52 million.

•
Consolidated HBR of 83.3% for the fourth quarter of 2010 represents a decrease of 0.6% from the comparable period in 2009.  The year over year improvement in HBR is due to rate increases, decreased costs associated with the flu and better performance in our Florida health plan.  Consolidated HBR decreased 0.9% sequentially from the third quarter of 2010.  The improvement in HBR was due to the impact of rate increases in several markets and improvements in our Florida health plan.

•
Consolidated G&A expense as a percent of premium and service revenues was 13.0% in the fourth quarter of 2010, an increase from 12.7% in the fourth quarter of 2009.  The increase in the G&A ratio between years reflects increased business expansion costs, including Mississippi, Dallas STAR+PLUS and Illinois.

•
Earnings from continuing operations increased to $45.5 million in 2010 from $37.8 million in 2009, or 20.4% year over year.  Net earnings from continuing operations were $25.5 million, or $0.50 per diluted share in 2010 (which includes the dilution from the stock offering in early 2010), compared to $23.7 million, or $0.53 per diluted share in the fourth quarter of 2009.

Statement of Operations: Year Ended December 31, 2010

•
For the year ended December 31, 2010, Premium and Service Revenues increased 10.5% to $4.3 billion in 2010 from $3.9 billion in 2009.  This reflects a 13.6% increase in member months, offset by reduced revenue of $185 million as a result of pharmacy carve outs in 2010.  The increase was primarily driven by membership growth resulting from acquisitions in Florida and South Carolina, conversion of membership in Florida from Access to at-risk under Sunshine State Health Plan, as well as premium rate increases in 2010.

•
The consolidated HBR of 83.8% for 2010 represented a 0.3% increase from the 2009 consolidated HBR of 83.5%.  The increase is primarily due to the growth in our Florida health plan where we have experienced a higher HBR.

•
G&A expenses as a percent of Premium and Service Revenues decreased to 12.8% in 2010, compared to 13.3% in 2009.  The decrease primarily reflects the leveraging of our expenses over higher revenues, partially offset by increased business expansion costs.

•
Earnings from continuing operations increased to $157.1 million in 2010 from $138.1 million in 2009, or 13.7% year over year.  Net earnings from continuing operations were $90.9 million, or $1.80 per diluted share in 2010 (which includes the dilution from the stock offering in early 2010), compared to $86.1 million, or $1.94 per diluted share in 2009.

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 3

Balance Sheet and Cash Flow

At December 31, 2010, the Company had cash and investments of $1,073.9 million, including $1,043.0 million held by its regulated entities and $30.9 million held by its unregulated entities.  Medical claims liabilities totaled $456.8 million, representing 45.6 days in claims payable.  Total debt was $330.6 million and debt to capitalization was 29.3%.  Excluding the $80.0 million non-recourse mortgage note, our debt to capital ratio is 23.9%.  Full year 2010 cash flow from operations was $168.9 million, or 1.7 times net earnings.

A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2010	47.1
Reduced time of claims processing and payment	(1.4)
Other	(0.1)
Days in claims payable, December 31, 2010	45.6

During the fourth quarter of 2010, we experienced increased electronic claims submissions and auto-adjudication of claims which reduced the average time from claims incurred to claims paid by 1.4 days, which is reflected in the decrease in period end claims inventory from the third quarter as presented in Supplemental Financial Data included in this release.  We expect our days in claims payable to be within our targeted range of 43 to 48 days in 2011.  This may be higher from time to time as we have new plans begin operations.

Outlook

The table below depicts the Company’s annual guidance from continuing operations for 2011:

	Full Year 2011
	Low	High
Premium and Service Revenues (in millions)	$4,900	$5,100
Diluted EPS	$2.00	$2.10
Consolidated HBR	84.0%	85.0%
General & Administrative expense ratio	12.0%	12.5%

Diluted Shares Outstanding (in thousands)	51,500

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 8, 2011, at 8:30 A.M. (Eastern Time) to review the financial results for the fourth quarter ended December 31, 2010, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-877-887-1134 in the U.S. and Canada; 1-412-317-0794 from abroad, or via a live, audio webcast on the Company’s website at www.centene.com, under the Investors section.  A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months until 11:59 PM (Eastern Time) on Tuesday, February 7, 2012, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, February 16, 2011, by dialing 1-877-344-7529 the U.S. and Canada, or 1-412-317-0088 from abroad, and entering access code 447292.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene.  Subsequent events and developments may cause the Company’s estimates to change.  The Company disclaims any obligation to update this forward-looking financial information in the future.  Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare.  The expiration, cancellation or suspension of Centene’s Medicaid Managed Care contracts by state governments would also negatively affect Centene.

 [Tables Follow]

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 4

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$433,914	$400,951
Cash and cash equivalents of discontinued operations	252	2,801
Total cash and cash equivalents	434,166	403,752
Premium and related receivables, net of allowance for uncollectible accounts of $17 and $1,338, respectively	136,243	103,456
Short-term investments, at fair value (amortized cost $21,141 and $39,230, respectively)	21,346	39,554
Other current assets	64,154	64,866
Current assets of discontinued operations other than cash	912	4,506
Total current assets	656,821	616,134
Long-term investments, at fair value (amortized cost $585,862 and $514,256, respectively)	595,879	525,497
Restricted deposits, at fair value (amortized cost $22,755 and $20,048, respectively)	22,758	20,132
Property, software and equipment, net of accumulated depreciation of $138,629 and $103,883, respectively	326,341	230,421
Goodwill	278,051	224,587
Intangible assets, net	29,109	22,479
Other long-term assets	30,057	36,829
Long-term assets of discontinued operations	4,866	26,285
Total assets	$1,943,882	$1,702,364
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$456,765	$470,932
Accounts payable and accrued expenses	185,218	132,001
Unearned revenue	117,344	91,644
Current portion of long-term debt	2,817	646
Current liabilities of discontinued operations	3,102	20,685
Total current liabilities	765,246	715,908
Long-term debt	327,824	307,085
Other long-term liabilities	53,378	59,561
Long-term liabilities of discontinued operations	379	383
Total liabilities	1,146,827	1,082,937

Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; and 52,172,037 issued and 49,616,824 outstanding at December 31, 2010, and 45,593,383 issued and 43,179,373 outstanding shares at December 31, 2009	52	46
Additional paid-in capital	384,206	281,806
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	6,424	7,348
Retained earnings	453,743	358,907
Treasury stock, at cost (2,555,213 and 2,414,010 shares, respectively)	(50,486)	(47,262)
Total Centene stockholders’ equity	793,939	600,845
Noncontrolling interest	3,116	18,582
Total stockholders’ equity	797,055	619,427
Total liabilities and stockholders’ equity	$1,943,882	$1,702,364

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 5

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Premium	$1,106,370	$1,031,812	$4,192,172	$3,786,525
Service	23,118	19,018	91,661	91,758
Premium and service revenues	1,129,488	1,050,830	4,283,833	3,878,283
Premium tax	51,481	41,896	164,490	224,581
Total revenues	1,180,969	1,092,726	4,448,323	4,102,864
Expenses:
Medical costs	922,070	865,415	3,514,394	3,163,523
Cost of services	16,414	14,425	63,919	60,789
General and administrative expenses	146,751	133,005	547,823	514,529
Premium tax	50,233	42,103	165,118	225,888
Total operating expenses	1,135,468	1,054,948	4,291,254	3,964,729
Earnings from operations	45,501	37,778	157,069	138,135
Other income (expense):
Investment and other income	3,293	3,910	15,205	15,691
Interest expense	(5,452)	(4,108)	(17,992)	(16,318)
Earnings from continuing operations, before income tax expense	43,342	37,580	154,282	137,508
Income tax expense	16,958	13,781	59,900	48,841
Earnings from continuing operations, net of income tax expense	26,384	23,799	94,382	88,667
Discontinued operations, net of income tax expense (benefit) of $12, $(56), $4,388 and $(1,204), respectively	(65)	(28)	3,889	(2,422)
Net earnings	26,319	23,771	98,271	86,245
Noncontrolling interest	920	56	3,435	2,574
Net earnings attributable to Centene Corporation	$25,399	$23,715	$94,836	$83,671

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$25,464	$23,743	$90,947	$86,093
Discontinued operations, net of income tax (benefit) expense	(65)	(28)	3,889	(2,422)
Net earnings	$25,399	$23,715	$94,836	$83,671

Net earnings (loss) per share attributable to Centene Corporation:
Basic:
Continuing operations	$0.52	$0.55	$1.87	$2.00
Discontinued operations	―	―	0.08	(0.06)
Earnings per common share	$0.52	$0.55	$1.95	$1.94
Diluted:
Continuing operations	$0.50	$0.53	$1.80	$1.94
Discontinued operations	―	―	0.08	(0.05)
Earnings per common share	$0.50	$0.53	$1.88	$1.89

Weighted average number of shares outstanding:
Basic	49,356,768	43,068,502	48,754,947	43,034,791
Diluted	51,205,720	44,513,679	50,447,888	44,316,467

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 6

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net earnings	$98,271	$86,245
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	52,000	44,004
Stock compensation expense	13,874	14,634
(Gain) loss on sale of investments, net	(6,337)	(141)
(Gain) on sale of UHP	(8,201)	—
Impairment loss	5,531	—
Deferred income taxes	10,317	3,696
Changes in assets and liabilities:
Premium and related receivables	(23,359)	2,379
Other current assets	(3,240)	(1,263)
Other assets	(2,028)	9
Medical claims liability	(30,421)	79,000
Unearned revenue	25,700	78,345
Accounts payable and accrued expenses	37,398	(60,915)
Other operating activities	(573)	2,202
Net cash provided by operating activities	168,932	248,195
Cash flows from investing activities:
Capital expenditures	(63,304)	(23,721)
Capital expenditures of Centene Center LLC	(55,252)	(59,392)
Purchase of investments	(615,506)	(791,194)
Sales and maturities of investments	570,423	642,783
Proceeds from asset sales	13,420	—
Investments in acquisitions, net of cash acquired, and investment in equity method investee	(60,388)	(38,563)
Net cash used in investing activities	(210,607)	(270,087)
Cash flows from financing activities:
Proceeds from exercise of stock options	3,419	2,365
Proceeds from borrowings	218,538	659,059
Proceeds from stock offering	104,534	—
Payment of long-term debt	(195,728)	(616,219)
Purchase of noncontrolling interest	(48,257)	—
Distributions (to) from noncontrolling interest	(7,387)	8,049
Excess tax benefits from stock compensation	963	53
Common stock repurchases	(3,224)	(6,304)
Debt issue costs	(769)	(458)
Net cash provided by financing activities	72,089	46,545
Net increase in cash and cash equivalents	30,414	24,653
Cash and cash equivalents, beginning of period	403,752	379,099
Cash and cash equivalents, end of period	$434,166	$403,752

Supplemental disclosures of cash flow information:
Interest paid	$17,296	$15,428
Income taxes paid	$53,938	$52,928

Supplemental disclosure of non-cash investing and financing activities:
Contribution from noncontrolling interest	$306	$5,875
Capital expenditures	$8,720	$(1,476)

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 7

CENTENE CORPORATION

CONTINUING OPERATIONS SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1		Q4
	2010	2010	2010	2010		2009
MEMBERSHIP
Managed Care:
Arizona	22,400	22,300	22,100	21,700		20,700
Florida	194,900	116,300	113,100	105,900		102,600
Georgia	305,800	300,900	295,600	301,000		309,700
Indiana	215,800	213,300	212,700	211,400		208,100
Massachusetts	36,200	34,400	30,100	26,900		27,800
Ohio	160,100	161,800	159,300	156,000		150,800
South Carolina	90,300	90,600	92,600	53,900		48,600
Texas	433,100	428,100	475,500	459,600		455,100
Wisconsin	74,900	106,100	133,600	134,900		134,800
Total at-risk membership	1,533,500	1,473,800	1,534,600	1,471,300		1,458,200
Non-risk membership	4,200	35,900	50,900	62,200		63,700
TOTAL	1,537,700	1,509,700	1,585,500	1,533,500		1,521,900

Medicaid	1,177,100	1,122,800	1,135,500	1,088,300		1,081,400
CHIP & Foster Care	210,500	219,100	272,400	266,300		263,600
ABD & Medicare	104,600	94,500	93,800	87,100		82,800
Hybrid Programs	36,200	34,400	30,100	26,900		27,800
Long-term Care	5,100	3,000	2,800	2,700		2,600
Total at-risk membership	1,533,500	1,473,800	1,534,600	1,471,300		1,458,200
Non-risk membership	4,200	35,900	50,900	62,200		63,700
TOTAL	1,537,700	1,509,700	1,585,500	1,533,500		1,521,900

Specialty Services(a):
Cenpatico Behavioral Health
Arizona	174,600	121,300	119,700	119,300		120,100
Kansas	39,200	39,800	39,100	39,800		41,400
TOTAL	213,800	161,100	158,800	159,100		161,500

(a) Includes external membership only.

REVENUE PER MEMBER PER MONTH(b)	$239.66	$224.62	$218.40	$219.90	(c)	$233.66

CLAIMS(b)
Period-end inventory	434,900	469,000	480,400	341,400		423,400
Average inventory	304,700	307,500	306,900	283,900		279,000
Period-end inventory per member	0.28	0.32	0.31	0.23		0.29
(b) Revenue per member and claims information are presented for the Managed Care at-risk members.
(c) Reduction in revenue per member per month is a result of the pharmacy carve-outs in 2010.

Centene Corporation Reports 2010 Fourth Quarter and Full Year Results February 8, 2011/Page 8

	Q4	Q3	Q2	Q1	Q4
	2010	2010	2010	2010	2009

DAYS IN CLAIMS PAYABLE
Medical	44.5	46.0	47.2	46.6	48.1
Pharmacy	1.1	1.1	1.0	1.1	2.0
TOTAL	45.6	47.1	48.2	47.7	50.1
Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$1,043.0	$895.4	$813.0	$917.9	$949.9
Unregulated	30.9	32.7	39.4	51.3	36.2
TOTAL	$1,073.9	$928.1	$852.4	$969.2	$986.1

DEBT TO CAPITALIZATION	29.3%	24.7%	24.5%	23.7%	33.2%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	23.9%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents our mortgage note payable of $80.0 million at December 31, 2010.

OPERATING RATIOS:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Health Benefits Ratios:
Medicaid and CHIP	82.4%	85.3%	83.6%	84.6%
ABD and Medicare	86.8	79.9	85.0	81.1
Specialty Services	83.4	81.8	83.4	80.2
Total	83.3	83.9	83.8	83.5

Total General & Administrative Expense Ratio	13.0%	12.7%	12.8%	13.3%

MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, December 31, 2009	$470,932
Incurred related to:
Current period	3,582,463
Prior period	(68,069)
Total incurred	3,514,394
Paid related to:
Current period	3,133,527
Prior period	395,034
Total paid	3,528,561
Balance, December 31, 2010	$456,765

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability.  Any reduction in the “Incurred related to:  Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.”  As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs.  Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, increased receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to December 31, 2009.